EXHIBIT 10.2

AMENDMENT TO
SMITHFIELD FOODS, INC.
2008 INCENTIVE COMPENSATION PLAN

This amendment is made to the Smithfield Foods, Inc. 2008 Incentive Compensation Plan (the “Plan”), effective as of July 27, 2009.

1.           Section 2(f)(iii) of the Plan is amended to read as follows.

“Consummation of a reorganization, merger or consolidation, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the Company Stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of the common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Company or of its sale or other disposition of all or substantially all of the assets of the Company, provided that upon such consummation, any Change in Control provisions in an Award shall be treated as in effect as of the date of approval by the shareholders of the Company of the reorganization, merger, or consolidation.”

2.           Section 9(d) of the Plan is amended by adding the following sentence at the end.

“During the performance period, dividend equivalents with respect to a Performance Share Unit shall be credited to the Participant as additional Performance Stock Units subject to the same performance conditions as the Performance Stock Unit with respect to which the dividend equivalents are paid.”